SUB-SUBADVISORY AGREEMENT

THIS SUB-SUBADVISORY AGREEMENT (“Agreement”) is made among Forward Management, LLC d/b/a Salient, a registered investment adviser organized under the laws of the State of Delaware (“Sub-Adviser”), and Broadmark Asset Management LLC, a limited liability company organized under the laws of the State of Delaware (“Sub-Subadviser”).

WHEREAS, the Sub-Adviser has entered into a Sub-Advisory Agreement (“Sub-Advisory Agreement”) with GuideStone Funds (“Trust”), a Delaware statutory trust and an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), and GuideStone Capital Management, LLC (“Adviser”), a limited liability company organized under laws of the State of Texas, to furnish investment advisory services to the series of the Trust listed on Schedule A to the Sub-Advisory Agreement, as such Schedule A may be amended from time to time by agreement of the parties (such series being collectively referred to herein as the “Fund,” with any reference herein to the Fund pertaining to such series of the Trust as the context requires); and

WHEREAS, under the Sub-Advisory Agreement, subject to the approval of the Board of Trustees of the Trust (the “Board”), the Sub-Adviser is authorized to retain one or more investment sub-subadvisers to provide investment advisory services to one or more series of the Trust; and

WHEREAS, the Sub-Adviser desires to retain the Sub-Subadviser to furnish investment advisory services to the Fund, in the manner and on the terms hereinafter set forth; and

WHEREAS, the Sub-Subadviser is willing to furnish such services to the Sub-Adviser and the Fund; and

WHEREAS, the Sub-Adviser wishes to retain the Sub-Subadviser to provide it with sub-advisory services as described below in connection with Sub-Adviser’s advisory activities with respect to the Fund, and the Trust and the Adviser have agreed that Sub-Adviser may retain an affiliated investment adviser to provide certain advisory activities with respect to the Fund so long as Sub-Adviser shall be as fully responsible to the Trust for the acts and omissions of the Sub-Subadviser as it is for its own acts and omissions.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Sub-Adviser and the Sub-Subadviser agree as follows:

1. Appointment. The Sub-Adviser hereby appoints the Sub-Subadviser as a discretionary investment manager, on the terms and conditions set forth herein, of those assets of the Fund which the Sub-Adviser determines to assign to the Sub-Subadviser (those assets being referred to as the “Fund Account”). The Sub-Adviser may from time to time make additions to and withdrawals, including but not limited to cash and cash equivalents, from the Fund Account, subject to verbal notification and subsequent written notification to the Sub-Subadviser. The Sub-Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or the Sub-Adviser in any way or otherwise be deemed an agent of the Trust, the Adviser or the Sub-Adviser except as expressly authorized in this Agreement or another writing by the Trust, the Adviser or the Sub-Adviser and the Sub-Subadviser.

2. Acceptance of Appointment. The Sub-Subadviser accepts that appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

3. Duties as Sub-Subadviser.

(a) Subject to the supervision and direction of the Board and of the Adviser and Sub-Adviser, including all written guidelines, policies and procedures adopted by the Trust or the Adviser that are applicable to the Sub-Subadviser listed on Schedule B, as such Schedule B may be amended from time to time, the Sub-Subadviser will: (i) provide a continuous investment program with respect to the Fund Account; (ii) determine from time to time what investments in the Fund Account will be purchased, retained or sold by the Fund; and (iii) be responsible for placing purchase and sell orders for investments and for other related transactions with respect to the Fund Account. The Sub-Subadviser will provide services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions and the description of its investment strategy and style, all as stated in the Trust’s registration statement under the 1940 Act, and any amendments or supplements thereto (“Registration Statement”) of which the Sub-Subadviser has written notice. The Sub-Adviser will deliver to the Sub-Subadviser a true and complete copy of the Fund’s Registration Statement as effective from time to time, and such other documents or instruments governing the investment of the Fund Account and such other information as reasonably requested by the Sub-Subadviser, as is necessary for the Sub-Subadviser to carry out its obligations under this Agreement. The Sub-Subadviser is authorized on behalf of the Fund Account to enter into and execute any documents, including derivative trading agreements, required to effect transactions with respect to the Fund Account, provided that such transactions are in accord with the 1940 Act, the Registration Statement, and all written guidelines, policies and procedures adopted by the Trust or the Adviser that are provided to the Sub-Subadviser.

(b) In accordance with the Fund’s investment policies described in the Registration Statement, the Sub-Subadviser is responsible for avoiding investment of Fund Account assets in the securities issued by any company that is publicly recognized, as determined by GuideStone Financial Resources of the Southern Baptist Convention (“GuideStone Financial Resources”), as being in the alcohol, tobacco, gambling, pornography or abortion industries, or any company whose products, services or activities are publicly recognized, as determined by GuideStone Financial Resources, as being incompatible with the moral and ethical posture of GuideStone Financial Resources. The Sub-Adviser shall provide in writing to the Sub-Subadviser a list of such prohibited companies, which the Adviser in its sole discretion will amend or supplement from time to time. The Sub-Adviser will provide the Sub-Subadviser with such amendments or supplements on a timely basis, and any such changes shall become effective as soon as reasonably practicable after such changes have been received by the Sub-Subadviser. If the Sub-Subadviser has a question about whether any proposed transaction with respect to the Fund Account would be in compliance with such investment policies, it may consult with the Sub-Adviser during normal business hours, and the Sub-Adviser will provide instructions upon which the Sub-Subadviser may rely in purchasing and selling securities for the Fund Account.

(c) The Sub-Subadviser will select brokers and dealers to effect all portfolio transactions for the Fund Account subject to the conditions set forth herein. The Sub-Subadviser will place all necessary orders with brokers, dealers or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Subadviser agrees that, in placing orders with brokers and dealers, it will seek to obtain best execution, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement; provided that, on behalf of the Fund, and in compliance with Section 28(e) of the Securities Exchange Act of 1934 (“1934 Act”), the Sub-Subadviser may, in its discretion, use brokers and dealers (including brokers and dealers that may be affiliated persons of the Sub-Subadviser to the extent permitted herein) who provide the Sub-Subadviser with research, analysis, advice and similar services to execute portfolio transactions, and the Sub-Subadviser may pay to those brokers and dealers, directly or indirectly through a commission sharing arrangement, in return for brokerage and research services a higher commission than may be charged by other brokers and dealers, subject to the Sub-Subadviser’s determining in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Sub-Subadviser to the Fund and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. The Sub-Subadviser agrees to provide the Adviser with reports or other information regarding brokerage and benefits received therefrom, upon the Adviser’s reasonable request. On occasions when the Sub-Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Subadviser, the Sub-Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Whenever the Sub-Subadviser simultaneously places orders to purchase or sell the same security on behalf of the Fund Account and one or more other accounts advised by the Sub-Subadviser, the orders will be allocated as to price and amount among all such accounts in a manner the Sub-Subadviser reasonably believes to be equitable over time and consistent with its fiduciary obligations to each client account.

(d) Except as permitted by applicable law, rule or regulation (including, but not limited to, Sections 10 and 17 of the 1940 Act and Section 206 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the respective rules and regulations promulgated thereunder), including by exemptive order granted by the U.S. Securities and Exchange Commission (“SEC”), SEC interpretive release, and/or SEC staff no-action letter or other written guidance, the Sub-Subadviser shall not, on behalf of the Fund Account, enter into any transaction wherein:

(i) during the existence of any underwriting or selling syndicate, an affiliated person of the Trust, or any affiliated person of such an affiliated person, acts as a principal underwriter;

(ii) an affiliated person of or principal underwriter for the Trust, or any affiliated person of such an affiliated person or principal underwriter, acts as principal; or

(iii) an affiliated person of the Trust, or any affiliated person of such an affiliated person, acts as agent or broker.

If the Sub-Subadviser enters into any of the permissible affiliated transactions contemplated above, the Sub-Subadviser shall comply with the Trust’s policies and procedures, as provided to the Sub-Subadviser, in so doing. The Sub-Subadviser acknowledges that, upon entering into this Agreement, it is an “investment adviser” of the Trust within the meaning of Section 2(a)(20)(B) of the 1940 Act, and therefore an “affiliated person” of the Trust within the meaning of Section 2(a)(3)(E) of the 1940 Act. The Sub-Subadviser agrees that it will upon request provide the Adviser with a written list of its affiliated persons, indicating which of those affiliated persons are brokers, dealers, futures commission merchants, and/or banks, and will update such list from time to time, as necessary. To enable the Sub-Subadviser to comply with this paragraph, the Sub-Adviser agrees that it will, upon request, provide the Sub-Subadviser with a written list of the Trust’s affiliated persons (excluding the Fund’s subadvisers) and principal underwriter, and their respective affiliated persons, and will update such list from time to time as necessary.

(e) In furnishing services hereunder, to the extent prohibited by, or necessary to comply with, the 1940 Act, except as otherwise permitted herein the Sub-Subadviser will not consult with any other sub-adviser to the Fund, any other series of the Trust, or any other investment company under common control with the Trust concerning transactions of the Fund in securities or other assets. For the avoidance of doubt, the foregoing restriction will not be deemed to prohibit the Sub-Subadviser from consulting with: (i) any of its affiliated persons concerning transactions in securities or other assets; (ii) any of the other covered sub-advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act; or (iii) any successor sub-adviser of the Fund in order to effect an orderly transition of sub-advisory duties, so long as such consultations do not concern transactions prohibited by Section 17(a) of the 1940 Act.

(f) The Sub-Subadviser will maintain all books and records required to be maintained pursuant to the 1940 Act and the rules and regulations promulgated thereunder and any other applicable legal provisions, including the Advisers Act, the 1934 Act, the Commodity Exchange Act of 1936, as amended (“CEA”), and the rules and regulations adopted thereunder from time to time, with respect to actions by the Sub-Subadviser on behalf of the Fund, and will furnish the Board, the Adviser, the Sub-Adviser or the Fund’s administrator (“Administrator”) with such periodic and special reports as any of them may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Subadviser hereby agrees that all records that it maintains for the Fund are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Trust and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Trust a complete set of any records that it maintains for the Fund upon request by the Trust. Notwithstanding the foregoing, the Sub-Subadviser shall be able to retain copies of such records to the extent necessary to comply with the Sub-Subadviser’s recordkeeping policies or regulatory obligations. The Sub-Subadviser agrees to keep confidential all records of the Trust and information relating to the Trust in accordance with Section 12 hereof unless the release of such records or information is otherwise consented to in writing by the Trust or the Adviser. For the avoidance of doubt, where the Sub-Subadviser may be exposed to civil or criminal contempt proceedings, when required to divulge such information or record to duly constituted authorities, or when requested to divulge such information in the context of a regulatory examination or investigation being conducted by one of its regulators, such consent is deemed hereby given and the Sub-Subadviser shall promptly inform the Trust, the Adviser and the Sub-Adviser of the disclosure of such information unless the Sub-Subadviser is prohibited from so doing by law.

(g) All transactions for the Fund Account will be consummated by delivery of assets to or from the custodian designated by the Trust (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, and neither the Sub-Subadviser nor its affiliated persons shall have possession or custody of Fund assets at any time. The Sub-Subadviser shall advise the Custodian and, upon request, confirm in writing to the Trust, to the Adviser, to the Sub-Adviser and any other designated agent of the Fund, including the Administrator, all investment orders for the Fund Account placed by it with brokers and dealers at the time and in the manner set forth in Rule 31a-1 under the 1940 Act. For purposes of the foregoing sentence, communication via electronic means will be acceptable as agreed to in writing from time to time by the Sub-Adviser. The Sub-Adviser represents to the Sub-Subadviser that the Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Subadviser. The Sub-Adviser represents to the Sub-Subadviser that the Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Sub-Subadviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian, other than acts or omissions arising in reliance on instructions of the Sub-Subadviser; provided, that it shall be the responsibility of the Sub-Subadviser to notify the Adviser and the Sub-Adviser if the Custodian fails to confirm in writing proper execution of the instructions.

(h) The Sub-Subadviser agrees to provide, at such times as shall be reasonably requested by the Board, the Adviser or the Sub-Adviser, the analysis and reports specified on Schedule C attached hereto, as such Schedule C may be amended from time to time, including without limitation monthly reports setting forth the investment performance of the Fund Account.

(i) In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Subadviser will upon reasonable request provide reasonable assistance to the Administrator and/or the Fund in determining the fair valuation of portfolio securities held in the Fund Account. Upon request of the Adviser, the Sub-Adviser or the Administrator, the Sub-Subadviser will provide reasonable assistance with respect to the valuation of any portfolio security held in the Fund Account for which the Administrator does not obtain prices in the ordinary course of business from an automated pricing service. The Sub-Subadviser shall promptly notify the Adviser and the Sub-Adviser if, for any reason, the Sub-Subadviser believes that the price assigned to any security or other investment in the Fund Account that is not readily ascertainable may not accurately reflect the fair value thereof. In those circumstances, an approved fair valuation methodology may be utilized by the Sub-Subadviser to establish a price, at which time a fair valuation recommendation would be provided to the Adviser and the Sub-Adviser. The Sub-Subadviser will maintain records with respect to securities fair valuation information provided hereunder and shall provide such information to the Adviser and the Sub-Adviser upon request. Notwithstanding the foregoing, the Sub-Adviser hereby acknowledges that the Sub-Subadviser is not the pricing agent for the Fund and therefore not responsible for valuing the Fund’s securities for purposes of calculating the Fund’s net asset value.

(j) The Sub-Subadviser shall provide reasonable assistance as reasonably requested in the preparation of (but not pay for) all periodic reports by the Trust or the Fund to shareholders of the Fund and all reports and filings required to maintain the registration and qualification of the Fund, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws. Upon the request of the Trust, the Adviser or the Sub-Adviser, the Sub-Subadviser shall review Registration Statements or portions thereof that relate to the Fund or the Sub-Subadviser and other documents provided to the Sub-Subadviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis and in a form mutually agreeable to the parties. The Sub-Subadviser’s (or its affiliate’s) Form 13F filed with the SEC shall include, to the extent applicable, the 13(f) securities held in the Fund Account.

(k) As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of the Sub-Subadviser’s obligations and responsibilities contained in this Agreement (i.e., with respect to the Fund Account and the Sub-Subadviser’s provision of portfolio management services hereunder), the Sub-Subadviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 under the 1940 Act. Specifically, the Sub-Subadviser agrees to, upon the reasonable request of the Trust and with reasonable prior notice: (i) provide periodic certifications relating to the Sub-Subadviser’s provision of portfolio management services hereunder, including that: (A) the Sub-Subadviser is in compliance with all applicable “Federal Securities Laws,” as defined in Rule 38a-l under the 1940 Act; (B) the Sub-Subadviser’s policies and procedures are reasonably designed to prevent violation of the Federal Securities Laws by the Sub-Subadviser and its supervised persons; and (C) the Sub-Subadviser has reviewed, no less frequently than annually, the adequacy of its policies and procedures and the effectiveness of their implementation; and (ii) reasonably cooperate with third-party audits arranged by the Trust to evaluate the effectiveness of the Sub-Subadviser’s compliance controls. Upon request and reasonable prior notice, the Trust’s chief compliance officer shall have direct access to the Sub-Subadviser’s chief compliance officer and compliance personnel, and the Sub-Subadviser shall provide the Trust’s chief compliance officer with periodic reports and special reports in the event of compliance problems.

(l) The Sub-Subadviser is permitted to use persons employed by an “affiliated person” (as defined in the 1940 Act) of the Sub-Subadviser, each of whom shall be treated as an “associated person” of the Sub-Subadviser (as defined in the Advisers Act) to assist in providing discretionary or non-discretionary investment advisory services under this Agreement to the extent not prohibited by, or inconsistent with, applicable law, including the requirements of the 1940 Act and Advisers Act, the rules thereunder, and relevant positions of the SEC and its staff. The Sub-Subadviser will be responsible under this Agreement for any action taken by such person on behalf of the Sub-Subadviser in assisting the Sub-Subadviser under this Agreement to the same extent as if the Sub-Subadviser had taken such action directly. All fees and/or other compensation payable to such an affiliated person shall be the sole responsibility of the Sub-Subadviser and none of the Fund, the Adviser nor the Sub-Adviser shall have any obligation to pay any fee or compensation to such affiliated person. To the extent the Sub-Subadviser utilizes the services of an affiliated person to provide, or assist in providing, discretionary investment advisory services under this Section 3(l), it will provide the Adviser, the Sub-Adviser and the Fund with 30 days’ prior written notice, which will include the identity of the affiliated person and such other information reasonably requested by the Adviser, the Sub-Adviser or the Fund.

(m) The Sub-Subadviser will not be responsible for making any class action filings, including bankruptcies, on behalf of the Fund Account. The Sub-Subadviser shall make reasonable efforts to provide the Trust and the Adviser with any proof of claim it receives regarding class action claims or any other actions or proceedings in which the Fund may be entitled to participate involving any asset held in the Fund Account and shall cooperate with the Trust and the Adviser to the extent reasonably necessary for the Trust or the Adviser to pursue and/or participate in any such action. If the Trust or the Adviser identifies a security held or previously held by the Fund Account to the Sub-Subadviser, the Sub-Subadviser shall, to the extent commercially reasonable and legally permissible, inform the Trust, the Adviser and the Sub-Adviser if the Sub-Subadviser has determined to participate or opt out of a class action litigation or otherwise commence an independent litigation (domestic or foreign) related to that security.

4. Further Duties. In all matters relating to the performance of this Agreement, the Sub-Subadviser will act in conformity with the provisions of the Trust’s Trust Instrument, By-Laws and Registration Statement of which it has received written notice, with all written guidelines, policies and procedures adopted by the Trust as applicable to the Fund Account that are provided to the Sub-Subadviser in writing, and with the written instructions and written directions of the Board, the Adviser and the Sub-Adviser; and will comply with the applicable requirements of: (i) the 1940 Act and Advisers Act and the rules and regulations adopted under each; (ii) Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”), applicable to regulated investment companies; (iii) the CEA and the rules and regulations adopted thereunder; and (iv) all other federal and state laws and regulations applicable to the Trust and the Fund. The Sub-Adviser agrees to provide to the Sub-Subadviser copies of the Trust’s Trust Instrument, By-Laws, Registration Statement, written guidelines, policies and procedures adopted by the Trust as applicable to the Fund Account, written instructions and directions of the Board, the Adviser and the Sub-Adviser, and any amendments or supplements to any of these materials to the extent such materials have been provided to the Sub-Adviser.

5. Proxies. Unless the Adviser or the Sub-Adviser gives written instructions to the contrary, provided the Custodian has timely forwarded the relevant proxy materials, the Sub-Subadviser shall, in accordance with its proxy voting policies and procedures, have discretionary authority to take any action with respect to the voting of shares or the execution of proxies solicited by or with respect to the issuers of securities in which assets of the Fund Account may be invested from time to time, consistent with the Sub-Subadviser’s obligations under Rule 206(4)-6 under the Advisers Act. The Sub-Adviser shall instruct the Custodian to forward or cause to be forwarded to the Sub-Subadviser (or its designated agent, for which the Sub-Subadviser will remain liable) all relevant proxy solicitation materials. The Sub-Subadviser will, upon request, report quarterly its voting records with respect to the Fund Account, identifying such voting records as voting records of the Fund, to enable the Fund to meet its disclosure requirement pursuant to Rule 30b1-4 under the 1940 Act. The Sub-Subadviser represents and covenants that it has adopted written proxy voting policies and procedures, a copy of which has been provided to the Fund, in compliance with current applicable rules and regulations, including but not limited to Rule 206(4)-6 under the Advisers Act and any applicable guidance, and that it will provide to the Adviser and the Sub-Adviser as soon as reasonably practicable: (i) any material update of such policies and procedures; and (ii) such other information that the Sub-Subadviser maintains in the ordinary course of business as is necessary to assist the Adviser and the Sub-Adviser in complying with Rule 206(4)-6 under the Advisers Act.

6. Expenses. During the term of this Agreement, the Sub-Subadviser will bear all expenses incurred by it in connection with its services under this Agreement other than the cost of securities (including brokerage commissions, transactional fees and taxes, if any) purchased or sold for the Fund. The Sub-Adviser represents to the Sub-Subadviser that the Fund shall be responsible for its expenses.

7. Compensation. The compensation of the Sub-Subadviser for its services under this Agreement shall be calculated daily and paid monthly by the Sub-Adviser, in accordance with the attached Schedule A. The Sub-Subadviser shall not be responsible for any expenses incurred by the Fund or the Trust in accordance with Section 6 above. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs. The Sub-Adviser shall be responsible for computing the fee based upon a percentage of the average daily net asset value of the assets of the Fund Account.

8. Liability and Indemnification.

(a) The Sub-Subadviser shall not be liable for any loss due solely to a mistake of investment judgment, but shall be liable for any loss which is incurred by reason of an act or omission of its employee, partner, director or affiliate, if such act or omission involves willful misfeasance, bad faith, or gross negligence in the performance of its duties, or its reckless disregard of its obligations and duties under this Agreement. Nothing in this paragraph shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

(b) The Sub-Adviser hereby agrees to indemnify and hold harmless the Sub-Subadviser, its directors, officers, employees, affiliates, agents and controlling persons (collectively, the “Indemnified Parties”) against any and all losses, claims damages or liabilities (including reasonable attorneys’ fees and expenses), joint or several, relating to the Trust, the Adviser or the Fund, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended, the 1934 Act, the Advisers Act, or other federal or state statutory law or regulation, at common law or otherwise. It is understood, however, that nothing in this Section 8 shall protect any Indemnified Party against, or entitle any Indemnified Party to, indemnification against any liability to the Trust, the Adviser, the Fund or its shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties under this Agreement.

(c) The indemnification in this Section 8 shall survive the termination of this Agreement.

9. Representations of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees that:

(a) The Sub-Adviser has been duly authorized by the Board to delegate to the Sub-Subadviser the provision of investment advisory services to the Fund Account as contemplated hereby.

(b) The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory agency or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; or (v) will promptly notify the Sub-Subadviser of any material breach of this Agreement, if any representation under this Agreement becomes materially untrue or the occurrence of any event that the Sub-Adviser reasonably determines could have a materially adverse impact on the Sub-Adviser’s ability to satisfy its obligations under this Agreement, or would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. To the extent permitted by law, the Sub-Adviser will also promptly notify the Sub-Subadviser if it is served or otherwise receives notice of any material action, suit, proceeding, inquiry or investigation, at law or in equity, or any threat thereof, before or by any court, public board or body, directly involving the affairs of the Fund.

10. Representations of the Sub-Subadviser. The Sub-Subadviser represents, warrants and agrees that:

(a) The Sub-Subadviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Trust, the Adviser and the Sub-Adviser of any material breach of this Agreement, if any representation under this Agreement becomes materially untrue or the occurrence of any event that the Sub-Subadviser reasonably determines could have a materially adverse impact on the Sub-Subadviser’s ability to provide services under this Agreement, or would disqualify the Sub-Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. To the extent permitted by law, the Sub-Subadviser will also promptly notify the Trust, the Adviser and the Sub-Adviser if it is served or otherwise receives notice of any material action, suit, proceeding, inquiry or investigation, at law or in equity, or any threat thereof, before or by any court, public board or body, directly involving the affairs of the Fund. The Sub-Subadviser further agrees to, upon request, review any statement regarding the Sub-Subadviser contained in the Registration Statement with respect to the Fund and notify the Adviser or the Trust promptly if it becomes aware that any statement regarding the Sub-Subadviser contained in the Registration Statement with respect to the Fund, or any amendment or supplement thereto, becomes untrue or incomplete in any material respect.

(b) The Sub-Subadviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of Federal Securities Laws by the Sub-Subadviser, its employees, officers, and agents (“Compliance Procedures”) and, the Adviser and the Sub-Adviser have been provided a copy of the Compliance Procedures and any amendments thereto. The Sub-Subadviser will notify the Adviser and the Sub-Adviser promptly of any “Material Compliance Matter” (as defined in Rule 38a-1 under the 1940 Act). The Sub-Subadviser will also notify the Adviser and the Sub-Adviser of any remedial actions that it takes in response to deficiency letters or similar communications from the SEC or another regulator. The Sub-Subadviser will notify the Trust and the Sub-Adviser of material changes to its Compliance Procedures.

(c) The Sub-Subadviser has adopted a written code of ethics as required by Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act and will provide the Adviser, the Sub-Adviser and the Trust with a copy of such code of ethics, together with evidence of its adoption and a certification that the Sub-Subadviser has adopted procedures reasonably necessary to prevent violations of such code of ethics. Upon request, and within thirty (30) days following the end of the last calendar quarter of each year that this Agreement is in effect, the Sub-Subadviser shall furnish to the Trust, the Adviser and the Sub-Adviser: (i) a written report that describes any issues arising under the code of ethics or procedures during the relevant period, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to material violations; and (ii) a written certification that the Sub-Subadviser has adopted procedures reasonably necessary to prevent violations of the code of ethics. In addition, the Sub-Subadviser shall: (iii) promptly report to the Board, the Adviser and the Sub-Adviser in writing any material amendments to its code of ethics; (iv) promptly furnish all pertinent information regarding any material violation of the Sub-Subadviser’s code of ethics by: (A) its directors, officers and partners; or (B) any person who has access to nonpublic information regarding: (I) the Fund’s purchase or sale of securities; (II) the portfolio holdings of the Fund; or (III) securities recommendations to the Fund; and (v) provide quarterly reports to the Adviser and the Sub-Adviser on any material violations of the Sub-Subadviser’s code of ethics during the period so indicated. Upon the reasonable written request of the Adviser or the Sub-Adviser, the Sub-Subadviser shall permit the Adviser, the Sub-Adviser, their employees or their agents to examine the reports required to be made to the Sub-Subadviser by Rule 17j-1(d)(1) and related records.

(d) The Sub-Subadviser has provided the Trust, the Adviser and the Sub-Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of any material amendments to the Trust, the Adviser and the Sub-Adviser at least annually.

(e) The Sub-Subadviser will notify the Trust, the Adviser and the Sub-Adviser of any change of control of the Sub-Subadviser, including any change of its general partner(s) or managing member, controlling persons or 25% shareholders, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund Account or senior management of the Sub-Subadviser, in each case prior to such change if the Sub-Subadviser is aware of such change but in any event not later than as soon as reasonably practicable after such change.

(f) The Sub-Subadviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage from insurance providers that are in the business of regularly providing insurance coverage to investment advisers. The Sub-Subadviser shall upon request endeavor to provide to the Adviser and the Sub-Adviser a certificate stating the amount or scope of such insurance.

(g) The Sub-Subadviser will not, in violation of applicable law or regulation, use any material non-public information concerning portfolio companies that may be in or come into its possession or the possession of any of its affiliated persons or employees in providing investment advice or investment management services to the Fund.

(h) The Sub-Subadviser agrees that neither it, nor any of its affiliated persons, will in any way refer directly or indirectly to its relationship with the Trust, the Fund, the Adviser, the Sub-Adviser or any of their respective affiliated persons in offering, marketing or other promotional materials without the express written consent of the applicable party. For the avoidance of doubt, the Sub-Subadviser may identify itself as a sub-subadviser of the Fund during the term of this Agreement, with such right terminating upon termination of this Agreement, and the Sub-Subadviser may use the performance of the Fund Account in its composite performance.

(i) The Sub-Subadviser agrees to promptly notify the Adviser and the Sub-Adviser of trade errors made by the Sub-Subadviser in connection with its management of the Fund Account.

(j) The Sub-Subadviser has reviewed the registration requirements of the CEA and the National Futures Association (“NFA”) relating to commodity trading advisors and is either appropriately registered with the Commodity Futures Trading Commission (“CFTC”) and a member of the NFA or exempt or excluded from CFTC registration requirements. If required by the CEA or the rules and regulations thereunder promulgated by the CFTC, the Sub-Subadviser will provide the Fund, the Adviser and the Sub-Adviser with a copy of its most recent CFTC disclosure document or a written explanation of the reason why it is not required to deliver such a disclosure document.

(k) The Sub-Subadviser has established and will keep in effect a “disaster recovery” preparedness plan that sets forth procedures for recovery of critical business functions at minimum operating levels and can be implemented within a 24-hour time period. The Sub-Subadviser shall notify the Adviser and the Sub-Adviser, as soon as practicable by telephone, email or such other method of prompt communication as may be available under the circumstances, of the occurrence of any event the Sub-Subadviser determines has had a material impact on its operations and that requires the Sub-Subadviser to implement any procedures under such plan.

(l) The Sub-Subadviser has administrative, technical and physical safeguards in place that comply with all laws and regulations applicable to the Sub-Subadviser and, in the event the Sub-Subadviser becomes aware of any network, system and/or data breach with respect to its infrastructure (including, but not limited to, a system intrusion, virus or malicious code attack, loss of data, data theft, unauthorized access to confidential information and/or nonpublic personal information, hacking incident or any acts of data ransom) that results in material disruption to operating systems including trading functions, or unauthorized access to and/or use by third parties of the confidential information of the Fund, the Adviser or the Sub-Adviser (each, a “Cybersecurity Breach”), the Sub-Subadviser will promptly take appropriate steps to contain or mitigate the Cybersecurity Breach, and will, without unreasonable delay, notify the Adviser, the Sub-Adviser and the Fund, unless such notification is prohibited by law enforcement or the Sub-Subadviser’s regulator(s).

11. Services Not Exclusive. The services furnished by the Sub-Subadviser hereunder are not to be deemed to be exclusive, and the Sub-Subadviser shall be free to furnish similar services to others, except as prohibited by applicable law or agreed upon in writing among the Sub-Subadviser, the Trust, the Adviser and the Sub-Adviser.

12. Confidentiality. Subject to the duty of the Sub-Subadviser and the Sub-Adviser to comply with: (i) applicable law, rule or regulation, or a court order; or (ii) any demand of any government, regulatory or taxing authority having jurisdiction, or any self-regulatory organization, the parties hereto shall treat as confidential all material non-public information pertaining to the Fund Account and the actions of the Sub-Subadviser, the Sub-Adviser, the Adviser and the Trust in respect thereof. The Sub-Subadviser shall take steps to ensure that the Fund’s portfolio holdings information is shared only with such persons that are subject to a duty of confidentiality and duty not to trade on such information. The provisions of this Section 12 shall survive any termination of this Agreement.

13. Duration and Termination.

(a) Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of two years subsequent to its initial approval by the Board, or by vote of a majority of the outstanding voting securities of the Fund, as applicable, and thereafter, if not terminated, shall continue automatically from year to year, provided that such continuance is specifically approved at least annually by: (i) the vote of a majority of those Trustees of the Trust who are not interested parties to this Agreement or “interested persons” (as defined within the meaning of Section 2(a)(19) of the 1940 Act) of any such party to this Agreement; and (ii) the Board, or by vote of a majority of the outstanding voting securities of the Fund, in accordance with all applicable provisions of the 1940 Act, and any applicable exemptive relief provided by the SEC.

(b) This Agreement may be terminated at any time, without the payment of any penalty, by the Board, or by vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Sub-Subadviser.

(c) This Agreement may be terminated at any time, without the payment of any penalty, by the Sub-Adviser immediately upon written notice to the Sub-Subadviser.

(d) This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) by the Sub-Subadviser, or upon the termination of the Sub-Advisory Agreement as it relates to the Fund.

(e) This Agreement may be terminated at any time by the Sub-Subadviser on ninety (90) days’ written notice to the Fund and the Sub-Adviser, but any such termination shall not affect the status, obligations, or liabilities of the Sub-Subadviser to the Fund and the Sub-Adviser arising prior to termination.

14. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, and may only be changed, waived, discharged or terminated by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved: (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party; and (ii) by the vote of a majority of the outstanding voting securities of the Fund (unless the approval is pursuant to an SEC order, no-action letter, rule or regulation permitting the Trust to modify this Agreement without a shareholder vote). Notwithstanding the foregoing, Schedule B and Schedule C to this Agreement may be amended from time to time by the Sub-Adviser by notice to and acceptance by the Sub-Subadviser.

15. Third-Party Beneficiaries. The only parties to this Agreement are the Sub-Adviser and the Sub-Subadviser, and the Trust, the Adviser and the Sub-Adviser are the only beneficiaries of the Sub-Subadviser’s services hereunder. The parties do not intend for this Agreement to benefit any other persons including, without limitation, a record or beneficial owner of shares of the Fund.

16. Limitation of Trustee and Shareholder Liability. The Sub-Subadviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument of the Trust and agrees that obligations (if any) of the Trust to the Sub-Subadviser shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series of the Trust, the obligations of the Trust shall be limited to the respective assets of the Fund. The Sub-Subadviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust or the Fund, nor any officer, director or trustee of the Trust, neither as a group nor individually.

17. Governing Law. This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

18. Reference to the Sub-Subadviser. The Sub-Adviser shall not provide approval of any representations regarding the Sub-Subadviser or any of its affiliates in any disclosure document, advertisement, sales literature or other promotional materials without prior written consent of the Sub-Subadviser, which consent shall not be unreasonably withheld. If the Sub-Subadviser has not notified the Sub-Adviser of its disapproval of sample materials within three (3) business days after its receipt thereof, such materials shall be deemed approved. Notwithstanding the foregoing, the Sub-Subadviser’s consent is deemed given hereby for Registration Statements, Fund fact sheets and marketing material, regarding the provision of sub-advisory services by the Sub-Subadviser pursuant to this Agreement that identifies the Sub-Subadviser or any of its affiliates as sub-adviser(s) to the Fund.

19. No Implied Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, rule or regulation: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

20. Severability. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

21. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the Federal Securities Laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement and the Schedule(s) attached hereto embody the entire agreement and understanding among the parties. This Agreement may be signed in counterpart.

22. Notices. Any notice herein required is to be in writing and is deemed to have been given to the Sub-Subadviser or Sub-Adviser upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail – return receipt requested or sent by electronic transmission (via email) or a similar means of same day delivery which provides evidence of receipt (or with a confirming copy by mail as set forth herein).

All notices provided to Sub-Adviser will be sent to:

Forward Management, LLC d/b/a Salient

345 California Street, Suite 1600

San Francisco, CA 94104

Attn: Paul Bachtold, Chief Compliance Officer

Email: pbachtold@salientpartners.com

All notices provided to the Sub-Subadviser will be sent to:

Broadmark Asset Management LLC

1808 Wedemeyer Street, Suite 210

San Francisco, CA 94129

Attn: Paul Bachtold, Chief Compliance Officer

Email: pbachtold@salientpartners.com

With copies to:

Christopher J. Guptill, Chief Investment Officer & Co-CEO

Email: cguptill@broadmarkasset.com

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of [April 30], 2021.

FORWARD MANAGEMENT, LLC D/B/A SALIENT

By:
Name:
Title:

BROADMARK ASSET MANAGEMENT LLC

By:
Name:
Title:

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